                                                                                         ---------------------------------------
                                                                                                        OMB APPROVAL
-------                                                                                  ---------------------------------------
FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION             OMB Number:                3235-0287
-------                                           Washington D.C.  20549                   Expires:              April 30, 1997
[  ] Check this box if                                                                     Estimated average burden
     no longer Subject               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          hours per response..............0.5
     to Section 16.                                                                      ---------------------------------------
                                  Filed pursuant to Section 16(a) of the Securities
                      Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company
                                    Act of 1935 or Section 30(f) of the Investment
                                                     Company Act 1940
- ------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|  Mayer        Frederic       Arthur    |  The New World Power Corporation -- (NWPCE) |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS or Soc. Sec. No.|4.Statement for Month/|                                       |
|                                        |  of Reporting Person |  Year                | _X_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
|  14 Mount Pleasant Drive               |                      |       March 2000     |                                       |
|                                        |                      |                      |       President                       |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,Date of|                                       |
|                                        |                      | Original (Month/Year)|                                       |
|                                        |                      |                      |                                       |
|   Aston,              PA        19014  |                      |                      |                                       |
|                                        |                      |                      |                                       |
|                                        |                      |                      |                                       |
|                                        |                      |                      |                                       |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or    |5.Amount of    |6.       |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)             |  Securities   |Ownership|  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)           |  Beneficially |Form Dir.|  Beneficial   |
|                            |             |     |    |               |    |         |  Owned at End |(D) or   |  Ownership    |
|                            |             |     |    |               |(A) |         |  of Month     |Ind. (I) |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price  |  (Instr. 3&4) |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
--------------------------------------------------------------------------------------------------------------------------------

Reminder: Report of a separate line for each class securities owned directly or indirectly.

FORM 4 (continued)                TABLE II - Derivative Securities
                                  Acquired,  Disposed of, or Beneficially  Owned
                                  (e.g.,   puts,   calls,   warrants,   options,
                                  covertible security)
- ------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|saction  |  Derivative     |Exercisable|  or Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)  |   (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|-------|---------|-----|-----|----------|----------|----------|----------|----|----------|
| Options     $.65     3/1/           120,000           1/36  3/01/  Common      120,000     $.65      220,000   D
|          |         |  00 |    |    |       |         | per | 05  | Stock    |          |          |          |    |          |
|          |         |     |    |    |       |         |month|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|-------|---------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |       |         |     |     |          |          |          |          |    |          |
|          |         |     |    |    |       |         |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|-------|---------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |       |         |     |     |          |          |          |          |    |          |
|          |         |     |    |    |       |         |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|-------|---------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |       |         |     |     |          |          |          |          |    |          |
|          |         |     |    |    |       |         |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|-------|---------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

                                     /s/ Frederic A. Mayer             7/7/00
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.